Exhibit 99.1

Alternative Resources Corporation
600 Hart Road

Suite 300
Barrington, IL 60010

CONTACT:

Steven Purcell

Chief Financial Officer

(847) 381-6701, Ext. 4251

FOR IMMEDIATE RELEASE

ALTERNATIVE RESOURCES CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

BARRINGTON, IL, March 25, 2004 - Alternative Resources Corporation (ARC) (OTC BB: ALRC) a leading provider of information technology services, today announced results for the fourth quarter and full year ended December 31, 2003.

Revenue for the fourth quarter was $33.0 million compared to $39.2 million in the fourth quarter of last year. IT Staffing had revenue of $17.4 million in the fourth quarter compared to $18.8 million in the same quarter last year. IT Solutions revenue was $15.6 million in the fourth quarter compared to $20.4 million in the fourth quarter of 2002. Fourth quarter earnings per share was a loss of $(0.12) compared to a loss of $(0.22) in the fourth quarter of 2002.

For the full year, revenue decreased $20.5 million or 12.9% from $158.7 million in 2002 to $138.1 million in 2003, primarily from the slowdown in IT spending experienced industry-wide. IT Solutions revenue decreased by $10.1 million or 12.8% from $78.7 million in 2002 to $68.6 million in 2003. The decline in solutions revenue was driven by declines in the Technology Deployments and Field Service offerings. The decline in the Technology Deployments revenue is attributable to the loss of a major customer.  The decline in Field Services was due to the Company’s major customer of these services changing to a multi-vendor strategy.  The Company’s traditional staffing business decreased by $10.5 million or 13.1% from $80.0 million in 2002 to $69.5 million in 2003. The decrease in the staffing business reflects the general downturn in IT spending and more particularly, the emphasis by many companies to reduce the headcount necessary to support the IT infrastructure.

Gross profit decreased by $10.0 million or 23.5% from $42.7 million in 2002 to $32.7 million in 2003. Margins decreased by $5.1 million in the staffing service offerings due to decreased revenue and overall pricing pressure from customers. Margins in the solutions service offerings decreased by $4.9 million. The most significant factor in the margin decline was the impact on Field Service margins as the Company adjusted its workforce to effect the customers’ shift to multiple vendors. As a percentage of revenue, gross profit decreased by 3.2 percentage points from 26.9% in 2002 to 23.7% in 2003.  The percentage decline was equally split between the two service offerings.

Selling, general and administrative expenses decreased by $7.8 million or 17.2% from $45.2 million in 2002 to $37.4 million in 2003.  The decrease in selling, general and administrative expenses was primarily attributable to the restructuring actions the Company has taken in the past, which is reflected in reduced office space and lower headcount. As a percentage of revenue, operating expenses decreased from 28.5% in 2002 to 27.1% in 2003.

Restructuring and other charges were $4.8 million in 2003 and $6.1 million in 2002. As a percentage of revenue, restructuring and other charges represented 3.5% in 2003 and 3.8% in 2002. The restructuring and other charges in 2003 represented a $4.5 million charge for debt extinguishment and origination fees and a $0.9 million charge for severance costs associated with the restructuring of the Company’s sales, delivery and corporate staff, partially offset by a $0.6 million restructuring reserve reversal due to a change in various real estate cost assumptions made versus actual activity.

Robert Stanojev, the Company’s Chairman and Chief Executive Officer, commented that, “The Company’s 2003 operating results generally reflect the continued depressed levels of IT spending industry wide.  Many companies also significantly reduced the level of manpower devoted to the support of their IT infrastructure as a means to reduce costs in an uncertain economic environment.”

Stanojev further commented, “2003 continued to be a very difficult year for the Company. In response to these challenges, we made a number of management changes and embarked on a significant transformation strategy. The Company began certain strategic initiatives to  position itself for a return to growth and to leverage its recognized quality and customer relationships. There were four key elements to our strategy for improving the company’s long term financial performance.  First, the sales force was realigned to enable more selling of solution type sales, accomplished through increased  sales and product training, and substantial upgrading of  sales personnel. Second, the sales and delivery function were more closely aligned to provide a stronger selling team to more effectively sell total solutions to the customer. Third, the Company focused on building alliances with key customers and partners. Fourth, the Company began a program to refresh all of its service offerings including the development of new technology to enhance its services.”

Outlook

Stanojev stated that, “there appears to be the beginning of some renewed IT spending. We are seeing that in the number of proposals we are getting and the increased number of deployments that are taking place. There is some cautious optimism that the later parts of 2004 will experience an upturn in IT spending”.

About ARC

ARC is a leading provider of information technology solutions and staffing services. The Company has developed a significant, high quality business in the IT solutions and staffing industry with an emphasis on Help Desk, Desktop Support and Technology Deployment Service offerings. Operating in most major metropolitan areas across the US, the Company serves Fortune 1000 and mid-sized clients.  A nationwide integrated network of field sales, recruiting and a service personnel delivers high quality solutions across the desktop technology lifecycle and provides IT professionals to clients on a near real-time basis, ready to be fully integrated into a broad range of technology environments.

Forward Looking Statement

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company’s Form 10-K/A for the fiscal year ended December 31, 2002, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.

ALTERNATIVE RESOURCES CORPORATION

FINANCIAL INFORMATION

(In thousands, except per share and selected operating data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS

Revenue	$33,039	$39,152	$138,146	$158,693
Cost of services	24,832	29,401	105,449	115,955
Gross profit	8,207	9,751	32,697	42,738
Operating expenses
Selling, general and administrative expenses	7,823	9,188	33,833	41,092
Depreciation and amortization	872	942	3,605	4,143
Restructuring and other charges	406	305	4,809	6,055
Total operating expenses	9,101	10,435	42,247	51,290
Income (loss) from operations	(894)	(684)	(9,550)	(8,552)
Other expense, net	(1,250)	(979)	(4,345)	(3,677)
Loss before income taxes	(2,144)	(1,663)	(13,895)	(12,229)
Income tax expense (benefit)	5	2,119	(814)	(1,094)
Net loss	$(2,149)	$(3,782)	$(13,081)	$(11,135)
Basic and Diluted loss per share	$(0.12)	$(0.22)	$(0.76)	$(0.65)
Weighted average common and common equivalent shares outstanding	17,117	17,117	17,117	17,095

SELECTED OPERATING DATA

Gross margin	24.8%	24.9%	23.7%	26.9%
Operating margin	-2.7%	-1.7%	-6.9%	-5.4%
Net margin	-6.5%	-9.7%	-9.5%	-7.0%

	December 31, 2003	December 31, 2002
	(Unaudited)
CONDENSED CONSOLIDATED BALANCE SHEETS

Cash and cash equivalents	$19	$54
Accounts receivable, net	21,423	34,497
Net property and equipment	7,533	10,998
Other assets	4,838	7,181
Total assets	$33,813	$52,730
Liabilities	23,684	29,004
Debt	26,514	27,107
Stockholders’ deficit	(16,385)	(3,381)
Total liabilities and stockholders’ deficit	$33,813	$52,730